EXHIBIT 10.2

                            FIRST AMENDMENT TO THE
                   QUANEX CORPORATION EMPLOYEE SAVINGS PLAN


      THIS AGREEMENT by Quanex Corporation (the "Sponsor"),

                             W I T N E S S E T H:

      WHEREAS, the Sponsor maintains a qualified plan entitled "Quanex Corporation Employee Savings Plan" (the "Plan"); and

      WHEREAS, the Sponsor retained the right in Section 9.1 of the Plan to amend the Plan from time to time;

      NOW, THEREFORE, the Sponsor agrees that Section 2.01 of the Plan is hereby completely amended and restated, effective as of January 1, 2001, to provide as follows:

            2.01 ELIGIBILITY REQUIREMENTS. Each Employee who is employed by an Employer shall be eligible to participate in the Plan beginning on the Entry Date that occurs with or next follows the date on which the Employee completes three months of Active Service. However, an Employee who is included in a unit of Employees covered by a collective bargaining agreement between the Employees' representative and the Employer shall be excluded, even if he has met the requirements for eligibility, if there has been good faith bargaining between the Employer and the Employees' representative pertaining to retirement benefits and the agreement does not require the Employer to include such Employees in the Plan. In addition, a Leased Employee shall not be eligible to participate in the Plan unless the Plan's qualified status is dependent upon coverage of the Leased Employee. An Employee who is compensated on an hourly rated basis for services rendered at the Sponsor's MacSteel-Arkansas Division is not eligible to participate in the Plan. An Employee who is employed by the Sponsor at one of the Sponsor's Nichols divisions, the Sponsor's Fabricated Products division or the Sponsor's Piper Impact division is not eligible to participate in the Plan. An Employee who is a nonresident alien (within the meaning of section 7701(b) of the Code) and receives no earned income (within the meaning of section 911(d)(2) of the Code) from any Affiliated Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code) is not eligible to participate in the Plan. An Employee who is a nonresident alien (within the meaning of section 7701(b) of the Code) and who does receive earned income (within the meaning of section 911(d)(2) of the
      Code) from any Affiliated Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the
      Code) all of which is exempt from United States income tax under an applicable tax convention is not eligible to participate in the Plan. During any period in which an individual is classified by an Employer as an independent contractor with respect to such Employer, the individual is not eligible to participate in the Plan (even if he is subsequently reclassified by the Internal Revenue Service as a common law employee of the Employer and the Employer acquiesces to the reclassification). Finally, an Employee who is employed outside the United States is not eligible to participate in the Plan unless the Committee elects to permit him to participate in the Plan.
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      IN WITNESS WHEREOF, the Sponsor has executed this Agreement effective as of the 1st day of January, 2001.

                                    QUANEX CORPORATION



                                    By    PAUL GIDDENS
                                    Title VICE PRESIDENT - HR